Exhibit 99.1


January 22, 2003

Contact:          Karen Bachmann, 858/571-2229
                  Vice President, Corporate Communications
Email:            karen.bachmann@jackinthebox.com
Web site:         www.jackinthebox.com

     Jack in the Box Inc. Obtains New Financing

     SAN DIEGO - Jack in the Box Inc. (NYSE: JBX), operator and franchiser of Jack in the Box restaurants, today announced the closing of a new $350 million senior credit facility arranged and underwritten by Wachovia Securities.

     The new financing comprises a $200 million revolving credit facility over three years with an initial rate of LIBOR + 2.25 percent, and a $150 million term loan to be amortized over 4.5 years at an initial rate of LIBOR + 3.25 percent. It replaces a $175 million revolving credit facility, which was due to expire March 31.

     The new financing will be used for general corporate purposes, including letters of credit, working capital, capital expenditures, costs associated with the company's recent acquisition of Qdoba Restaurant Corp., and to refinance existing indebtedness. The company recently obtained senior secured credit ratings of BB+ and Ba2 from Standard and Poor's and Moody's, respectively.

     Other banks involved as lead agents were Fleet National Bank, U.S. Bancorp, Rabobank, and BNP Paribas.

     Founded in 1951, Jack in the Box is among the nation's leading fast-food hamburger chains. The company operates or franchises more than 1,860 quick-serve restaurants in 17 states. For more financial information, visit the "Investors" section of the company's Web site, www.jackinthebox.com.

     This news release contains forward-looking statements about, among other items, the company's projected use of funds, refinancing and costs. These forward-looking statements are subject to risks and uncertainties. The statements reflect management's current expectations regarding future events. Factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements may be found in company documents on file with the Securities and Exchange Commission.

     Statements about the company's past performance are not necessarily indicative of its future results. The company undertakes no obligation to publish, update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

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